 CombiMatrix Corporation Reports Second Quarter 2016

Financial and Operating Results

Revenue growth, gross margin expansion and strong cash reimbursement support progress toward goal of profitability

Conference Call Begins Today at 4:30 p.m. Eastern Time

IRVINE, Calif. (August 3, 2016) – CombiMatrix Corporation (NASDAQ: CBMX), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, today reported financial results for the three and six months ended June 30, 2016, and provided a business update.

“During the second quarter we made excellent progress toward our goal of achieving profitability with revenue growth, expanded gross margin, improved cash collections and a narrowed operating loss,” said Mark McDonough, CombiMatrix President and CEO. “Diagnostic services revenues grew 21%, driven by a 32% increase in reproductive health revenues reflecting increased average revenue per test for miscarriage analysis and prenatal testing.

“We are prudently managing expenses while focusing on our commercial organization to support continued growth,” Mr. McDonough added. “Our operating expenses increased by 5% on 22% total revenue growth and we achieved record cash reimbursement of $3 million, representing 95% of total revenues. We also are reporting an 840 basis point improvement in gross margin to 53%, our second consecutive quarter of gross margin above 50%.

“We expect improved financial and operational performance throughout 2016 and 2017 with continued growth in revenue and test volume, along with consistent cash reimbursement and prudent expense management,” added Mr. McDonough. “Given our current outlook, we expect to reach positive cash flow from operations by the fourth quarter of 2017.”

Second Quarter Financial and Operating Highlights (all comparisons are with the second quarter of 2015)

●	Total revenues of $3.1 million, up 22%
●	Reproductive health revenues of $2.2 million, up 32%
●	Total test volume of 2,780, up 7%
●	Reproductive health test volume of 1,403, up 9%
●	Gross margin of 53.0%, up 840 basis points
●	Number of billable customers of 261, up 16.5%
●	Number of customers sending 50 or more tests reaching 10, up 100%
●	Cash collections of 95% of total revenue to $3.0 million, up 21%

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	Volumes				Revenues (in 000’s)
	Q2 ’16	Q2 ’15	# Δ	% Δ	Q2 ’16	Q2 ’15	$ Δ	% Δ
Prenatal	302	340	(38)	(11%)	$472	$424	$48	11%
Miscarriage analysis	901	916	(15)	(2%)	1,457	1,190	267	22%
PGS	200	30	170	567%	252	42	210	500%
Subtotal - reproductive health	1,403	1,286	117	9%	2,181	1,656	525	32%
Pediatric	497	581	(84)	(14%)	558	630	(72)	(11%)
Subtotal - all arrays	1,900	1,867	33	2%	2,739	2,286	453	20%
Non-array tests	880	732	148	20%	310	238	72	30%
Total - all tests	2,780	2,599	181	7%	3,049	2,524	525	21%
Royalties					58	25	33	132%
Total revenues					$3,107	$2,549	$558	22%

Percentage of arrays	68.3%	71.8%			89.8%	90.6%

	Volumes				Revenues (in 000’s)
	6 Mo’s. ’16	6 Mo’s. ’15	# Δ	% Δ	6 Mo’s. ’16	6 Mo’s. ’15	$ Δ	% Δ
Prenatal	566	664	(98)	(15%)	$794	$847	$(53)	(6%)
Miscarriage analysis	1,896	1,798	98	5%	3,079	2,322	757	33%
PGS	367	30	337	1123%	473	40	433	1083%
Subtotal - reproductive health	2,829	2,492	337	14%	4,346	3,209	1,137	35%
Pediatric	949	1,048	(99)	(9%)	1,058	1,128	(70)	(6%)
Subtotal - all arrays	3,778	3,540	238	7%	5,404	4,337	1,067	25%
Non-array tests	1,650	1,404	246	18%	575	474	101	21%
Total - all tests	5,428	4,944	484	10%	5,979	4,811	1,168	24%
Royalties					100	67	33	49%
Total revenues					$6,079	$4,878	$1,201	25%
Percentage of arrays	69.6%	71.6%			90.4%	90.1%

Financial Results

Three Months Ended June 30, 2016 and 2015

Total revenues for the second quarter of 2016 increased 22% to $3.1 million from $2.5 million for the second quarter of 2015. Revenues for the second quarter of 2016 were comprised of $3.05 million of diagnostic services revenue and $58,000 in royalties. Reproductive health diagnostic test revenue, which includes prenatal microarrays, miscarriage analysis and PGS, increased 32% to $2.2 million and related testing volumes increased 9% to 1,403. The second quarter 2016 revenue increase was driven primarily by higher average revenue per test particularly for miscarriage analysis and prenatal microarray tests, as well as by an increase in the number of billable customers.

Total operating expenses were $4.3 million for the second quarter of 2016 compared with $4.1 for the prior year period. The increase was due primarily to higher general & administrative expenses from increased severance and bonus accruals, an increase in research & development expenses due to development and launch of new diagnostic testing platforms, as well as higher cost of services as a result of higher test volume. Gross margin for the second quarter of 2016 improved to 53.0% from 44.6% for the second quarter of 2015.

The net loss attributable to common stockholders for the second quarter of 2016 was $1.2 million, or $0.89 per share, improved by $377,000 from a net loss attributable to common stockholders for the second quarter of 2015 of $1.6 million, or $1.91 per share.

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Six Months Ended June 30, 2016 and 2015

Total revenues for the first six months of 2016 increased 25% to $6.1 million from $4.9 million for the first six months of 2015. Revenues for the first six months of 2016 included $6.0 million in diagnostic services revenue and $100,000 in royalty revenues.

Operating expenses for the first six months of 2016 were $8.8 million compared with $8.2 million from the prior-year period, with the increase mainly due to higher cost of services resulting from increased testing volumes. Gross margin improved to 52.3% for the first six months of 2016 from 45.4% for the first six months of 2015.

The net loss attributable to common stockholders for the first six months of 2016 was $4.4 million, or $3.89 per share, compared to $4.3 million, or $5.23 per share in 2015. The higher net loss attributable to common stockholders in 2016 reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed on March 24, 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend recognized in 2015 from the repurchase of those securities upon closing of our public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February of 2016.

The Company reported $5.2 million in cash, cash equivalents and short-term investments as of June 30, 2016, compared with $3.9 million as of December 31, 2015. The Company used $0.9 million and $2.5 million in cash to fund operating activities during the quarter and six months ended June 30, 2016, respectively, compared with $1.5 million and $2.6 million used to fund operating activities during the comparable 2015 periods, respectively. The significant decreases in net cash used to fund operating activities for the 2016 periods resulted primarily from improved cash reimbursement of $3.0 million and $5.4 million for the three and six months ended June 30, 2016, respectively, compared with $2.5 million and $4.6 million for the three and six months ended June 30, 2015, respectively.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions. The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers. A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm.

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 53433797. The webcast of the call will be archived for 30 days on the Company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation is a family health focused company that provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, miscarriage analysis, prenatal and pediatric diagnostics, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations, including projected cash flow-positive operating results, management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise financing; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

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COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Diagnostic services	$3,049	$2,524	$5,979	$4,811
Royalties	58	25	100	67
Total revenues	3,107	2,549	6,079	4,878

Operating expenses:
Cost of services	1,432	1,398	2,851	2,628
Research and development	149	62	292	219
Sales and marketing	1,141	1,173	2,477	2,363
General and administrative	1,586	1,488	3,112	2,963
Patent amortization and royalties	25	25	50	50
Total operating expenses	4,333	4,146	8,782	8,223
Operating loss	(1,226)	(1,597)	(2,703)	(3,345)
Other income (expense):
Interest income	8	5	12	8
Interest expense	(17)	(20)	(35)	(40)
Total other income (expense)	(9)	(15)	(23)	(32)
Net loss	$(1,235)	$(1,612)	$(2,726)	$(3,377)

Deemed dividend paid for right to repurchase
Series E convertible preferred stock	$-	$-	$(656)	$-
Deemed dividend from issuing Series E
convertible preferred stock and warrants	-	-	890	(890)
Deemed dividend from issuing Series F
convertible preferred stock and warrants	-	-	(1,877)	-
Net loss attributable to common stockholders	$(1,235)	$(1,612)	$(4,369)	$(4,267)

Basic and diluted net loss per share	$(0.89)	$(1.91)	$(2.43)	$(4.14)
Deemed dividend paid for right to repurchase
Series E convertible preferred stock	-	-	(0.58)	-
Deemed dividend from issuing Series E
convertible preferred stock	-	-	0.79	(1.09)
Deemed dividend from issuing Series F
convertible preferred stock	-	-	(1.67)	-
Basic and diluted net loss per share attributable
to common stockholders	$(0.89)	$(1.91)	$(3.89)	$(5.23)

Basic and diluted weighted average
common shares outstanding	1,382,019	845,395	1,122,975	816,076

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30, 2016	December 31, 2015

Total cash, cash equivalents and short-term investments	$5,227	$3,901
Total assets	$9,753	$7,922
Total liabilities	$2,142	$2,066
Total stockholders’ equity	$7,611	$5,856

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